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EXHIBIT 12.2 STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
             FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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                                                Nine Months Ended             Year Ended December 31
                                                  September 30
                                                      2000         1999      1998      1997      1996    1995

                                                                 (in millions, except ratios)
                                              -----------------------------------------------------------------
Earnings

Income (Loss) Before Income Taxes                        $634.5    $(165.5)  $  920.2  $  916.7  $567.8  $557.9
Fixed Charges                                             147.9      155.2      138.3     101.1    71.9    73.1
                                                         ------    -------   --------  --------  ------  ------
Adjusted Earnings                                        $782.4    $ (10.3)  $1,058.5  $1,017.8  $639.7  $631.0
                                                         ======    =======   ========  ========  ======  ======


Combined Fixed Charges and Preferred
  Stock Dividends

Interest and Debt Expense                                $136.2    $ 137.8   $  119.9  $   84.9  $ 58.5  $ 59.5
Amortization of Deferred Debt Costs                         1.8        2.4        3.3       0.7       -     0.7
Portion of Rents Deemed
  Representative of Interest (a)                            9.9       15.0       15.1      15.5    13.4    12.9
Preferred Stock Dividends                                     -          -        2.9      19.5    19.5    19.5
                                                         ------    -------   --------  --------  ------  ------
Total Combined Fixed Charges and
  Preferred Stock Dividends                              $147.9    $ 155.2   $  141.2  $  120.6  $ 91.4  $ 92.6
                                                         ======    =======   ========  ========  ======  ======

Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock
      Dividends                                             5.3       (0.1)       7.5       8.4     7.0     6.8
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(a) Generally deemed to be one-third of rental expense.

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